                                                                    EXHIBIT 12.1

STATEMENT OF COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
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
                                                                      YEARS ENDED DECEMBER 31,                       THREE MONTHS
                                              ------------------------------------------------------------------         ENDED
                                                     1997         1998          1999          2000        2001       MAR. 31, 2002
                                                    ------       ------        ------       ------       ------    -----------------
                                                                            (in thousands)
EARNINGS
        Income From Continuing Operations *         61,925       53,885        72,856       65,951       92,533           23,236
        Fixed Charges                               35,458       30,915        34,305       55,621       72,217           19,036
        Distributed Income of
            Equity Investment                            -            -             -            -       40,800            6,800
        Capitalized Interest                        (1,478)        (795)       (2,133)      (4,559)      (4,000)          (2,109)
                                              ------------------------------------------------------------------   --------------
            Total Earnings                          95,905       84,005       105,028      117,013      201,550           46,963
                                              ==================================================================   ==============

FIXED CHARGES
        Interest Expense                            33,707       29,784        31,563       48,982       66,057           16,787
        Capitalized Interest                         1,478          795         2,133        4,559        4,000            2,109
        Rental Interest Factor                         273          336           609        2,080        2,160              140
                                              ------------------------------------------------------------------   --------------
            Total Fixed Charges                     35,458       30,915        34,305       55,621       72,217           19,036
                                              ==================================================================   ==============

RATIO:  EARNINGS/FIXED CHARGES                        2.70         2.72          3.06         2.10         2.79             2.47
                                              ==================================================================   ==============
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    *   Excludes minority interest, extraordinary loss and undistributed equity earnings.